UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2015

ZAZA ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35432	45-2986089
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 McKinney Street, Suite 2800 Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

(713) 595-1900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on February 24, 2014, ZaZa Energy Corporation (the “Company”) entered into Exchange Agreements (the “Exchange Agreements”) with the founders of the Company and entities controlled by them (collectively, the “Subordinated Note Holders”) to exchange an aggregate of $47.3 million in 8.00% Subordinated Notes due 2017 (the “Subordinated Notes”) for a combination of shares of common stock of the Company and shares of a new series of preferred stock of the Company.

Effective as of January 19, 2015, the Company entered into Subordinated Note Modification Agreements with each of the Subordinated Note Holders (the “Modification Agreements”) that amended and superseded the Exchange Agreements.  The Modification Agreements provide that, instead of exchanging the Subordinated Notes for common stock and preferred stock of the Company, the Subordinated Note Holders have agreed to accept payment-in-kind interest.  These changes will occur immediately and, unlike the Exchange Agreements, are not subject to the refinancing of the Senior Secured Notes (as defined below).

Simultaneously with the execution of the Modification Agreements, each Subordinated Note Holder surrendered his or its Subordinated Note effective as of January 19, 2015 in exchange for a replacement subordinated note (each, a “First Amended and Restated Subordinated Note”).  The First Amended and Restated Subordinated Notes provide that interest payments will be paid in kind as additional principal beginning with the first interest payment due with respect to interest that accrues beginning January 1, 2015, and the payment-in-kind interest will continue as long as those notes remain outstanding.  Interest will continue to accrue at a rate of 8.00% per annum, and the maturity date will remain August 21, 2017.

Under the terms of the Company’s 10.00% Senior Secured Notes due 2017 (the “Senior Secured Notes”), the holders of the Senior Secured Notes may require the Company to repurchase up to 100% of the Senior Secured Notes at par plus accrued and unpaid interest.  Holders of Senior Secured Notes can exercise the put beginning on February 21, 2015, and the Company would have up to 60 days after receiving notice of any put exercises in order to repurchase the Senior Secured Notes.  Accordingly, the Company has been attempting to either refinance the Senior Secured Notes or to amend the terms of the Senior Secured Notes to delay the date on which the put right becomes exercisable.  In order to facilitate the refinancing of the Senior Secured Notes, the Subordinated Note Holders have also agreed in the Modification Agreements to negotiate in good faith any inter-creditor agreement that may be requested by any senior lender in connection with the refinancing of the Senior Secured Notes or a deferral of the put right.  Also, the First Amended and Restated Subordinated Note establishes as an event of default thereunder any acceleration of the indebtedness associated with the Senior Secured Notes or other senior indebtedness.

The First Amended and Restated Subordinated Notes also eliminated the Company’s obligation to use 20% of the proceeds from equity financing after February 21, 2015, or 20% of the proceeds from subordinated debt financing at any time, to prepay a portion of the Subordinated Notes.  The Subordination Agreement currently overrides that requirement, but the Modification Agreements makes it clear that the Company will not be subject to that requirement if the Senior Secured Notes are repaid in full.

The foregoing descriptions of the Modification Agreements and the First Amended and Restated Subordinated Notes do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the form of Modification Agreement and the form of First Amended and Restated Subordinated Note, which are attached as Exhibits 4.1 and 10.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
4.1*	Form of First Amended and Restated Promissory Note
10.1*	Form of Subordinated Note Modification Agreement

* Pursuant to Instruction 2 of Item 601(a) of Regulation S-K, the Company has filed only the form of the agreement as the other agreements are substantially identical in all material respects except as to the parties thereto and certain other details, which are described in a schedule to the exhibit.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 23, 2015

ZaZa Energy Corporation

By:	/s/ Todd A. Brooks
Todd A. Brooks President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
4.1*	Form of First Amended and Restated Promissory Note
10.1*	Form of Subordinated Note Modification Agreement

* Pursuant to Instruction 2 of Item 601(a) of Regulation S-K, the Company has filed only the form of the agreement as the other agreements are substantially identical in all material respects except as to the parties thereto and certain other details, which are described in a schedule to the exhibit.

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